8 August 2024 Nedbank 135 Rivonia Campus 135 Rivonia Road Sandown Sandton 2196 | PO Box 1144 Johannesburg 2000 South Africa T +27 11 294 4444 | F +27 11 295 1111 | E cib@nedbank.co.za | W nedbank.co.za/cib Directors: AD Mminele (Chairperson) JP Quinn (Chief Execu ve) HR Brody (Lead Independent Director) BA Dames MH Davis (Chief Financial Officer) NP Dongwana EM Kruger P Langeni RAG Leith L Makalima MC Nkuhlu (Chief Opera ng Officer) Dr TM Nombembe S Subramoney Company Secretary: J Katzin 31.05.2024 Nedbank Corporate and Investment Banking is a division of Nedbank Limited Reg No 1951/000009/06. Authorised financial services and registered credit provider (NCRCP16). LEGAL-1511177124-351 DRDGOLD LIMITED Constantia Office Park Cnr 14th Avenue and Hendrik Potgieter Road Cycad House, Building 17, Ground Floor Weltevreden Park 1709 Attention: Riaan Davel Dear Sirs AMENDED AND RESTATED BANKING FACILITIES On or about 28 June 2024, Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division) (Nedbank) (as lender) entered into a facility letter with DRDGOLD Limited (as borrower) (the Borrower), Ergo Mining Proprietary Limited and Far West Gold Recoveries Proprietary Limited (each as guarantor) in terms of which Nedbank made available a general banking facility to the Borrower in an aggregate amount of ZAR500,000,000 (five hundred million Rand) (the Facility Letter). The Facility Letter was subsequently amended on or about 31 July 2024 to (i) extend the execution date of the Revolving Credit Facility Agreement to 08 August 2024; and (ii) extend the date by which the Facility Letter is required to be amended and restated to be subject to the terms of the Revolving Credit Facility Agreement (in each case as defined below) to 8 August 2024 (the Extension). In accordance with paragraph 3.1.2 of the Facility Letter (as amended by the Extension), the Parties have agreed to enter into this Amended and Restated Facility Letter to further amend and restate the Facility Letter in order to incorporate the terms of the Revolving Credit Facility Agreement (in each case as defined below). Nedbank is pleased to offer the banking facilities described below to the Borrower upon the terms and conditions contained herein. This offer letter (Offer Letter), read together with the general facility provisions (including Schedule 1) (General Provisions), shall be referred to as the Amended and Restated Facility Letter. In this Amended and Restated Facility Letter all facilities and instruments described in this clause shall collectively be referred to as the Facilities, and facility or instrument shall refer to any of them as suggested by the context. 1.1 Borrower(s) DRDGOLD LIMITED (Registration No. 1895/000926/06) 1.2 Guarantors Ergo Mining Proprietary Limited Exhibit 4.10

Page 2 (Registration No. 2007/004886/07) Far West Gold Recoveries Proprietary Limited (Registration No. 2017/449061/07 1.3 Aggregate amount of Facilities R500 000 000.00 1.4 General Banking Facilities Overdraft Overnight Loan 1.5 Review, Reduction and Cancellation of Facilities Nedbank shall be entitled in its sole discretion to review these Facilities at any time, including to reduce or cancel any part or all Facilities. 1.6 Interest 1.6.1 Interest Rate 1.6.1.1 Overdraft The interest rate is the Prime Rate minus 2.50% (two point fifty per cent) per annum 1.6.1.2 Overnight Loan The applicable rate shall be the rate quoted by Nedbank at the time of request by the Borrower for a rate or the date on which the draw down takes place, as the Parties may agree, adjusted by Nedbank on a daily basis in line with market conditions, and as notified to the Borrower when the Borrower requests such notification of the rate. 1.6.2 Penalty Interest Rate The agreed contractual rate plus 3% (three per cent) per annum. 1.6.3 Review of Interest Rate Nedbank shall, in its sole discretion and acting reasonably, be entitled to review the interest rate applicable to the Facilities and if it deems necessary, to amend the interest rate on prior written notice to the Borrower. 1.7 Duration of Facility and Repayment The facilities shall be due, claimable and payable to Nedbank by the Borrower on the date which is no earlier than 1 (one) Business Day following the Borrower's receipt of Nedbank’s written demand and shall not be affected, limited or restricted to the existence of an event of default that is continuing or not. 1.8 Fees and Costs 1.8.1 Unutilised Facility Fee The Borrower shall pay to Nedbank an Unutilised Facility Fee computed at the rate of 20 (twenty) basis points per annum, or such other rate notified by Nedbank to the Borrower from time to time (but on not less than 30 days prior written notice), which fee shall be calculated on the average monthly unutilised portion of the General Banking Facilities.

Page 3 The Unutilised Facility Fee shall be payable by the Borrower monthly in arrears by means of a debit entry to the current account of the Borrower and Nedbank shall provide to the Borrower an invoice in respect thereof. Should the Borrower not have a current account with Nedbank then the Unutilised Facility Fee shall be payable by the Borrower immediately on receipt by the Borrower from Nedbank of an invoice in respect thereof. If, at any time for so long as any available Facility is in force, the Borrower mandates the Lender to provide all transactional banking services required for the conduct of each Obligor's business and operations, the aforesaid unutilised facility fee charged after the date on which transactional banking services are implemented and continue to be provided by the Lender, shall be reduced to 0 (zero) basis points per annum. 1.9 VAT All amounts set out or expressed to be payable under a Finance Document by an Obligor to Nedbank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies. 2 INCORPORATION BY REFERENCE PROVISIONS 2.1 On or about 31 July 2024, the Borrower (as borrower) and, inter alios, Nedbank (as lender) entered into a revolving credit facility agreement in terms of which a ZAR1,000,000,000 revolving credit facility, with a ZAR500,000,000 accordion option, is made available by the Lenders (as defined therein) to the Borrower (Revolving Credit Facility Agreement). Certain provisions of the Revolving Credit Facility Agreement shall be, in terms of this Amended and Restated Facility Letter, incorporated by reference herein and form part of this Amended and Restated Facility Letter as if set out in full herein. Notwithstanding the provisions (and without prejudice to the general application) of Clause 1.4 (Conflicts between Finance Documents), in the event of any conflict between the provisions of this Amended and Restated Facility Letter and the provisions of the Revolving Credit Facility Agreement, the provisions of this Amended and Restated Facility Letter shall prevail. 2.2 Notwithstanding that the Revolving Credit Facility Agreement may terminate and/or the amounts outstanding thereunder be fully and finally discharged and/or no longer be applicable for any reason whatsoever, the terms and conditions of the Revolving Credit Facility Agreement explicitly incorporated into this Amended and Restated Facility Letter shall remain in full force and effect. 2.3 Whenever provisions of the Revolving Credit Facility Agreement are incorporated herein, such provisions must be read mutatis mutandis (which means that they must be read with the necessary changes) and any reference to: 2.3.1 the Lender, the Lenders, a Finance Party and/or the Facility Agent shall be construed as a reference to Nedbank;

Page 4 2.3.2 any reference to Available Facility shall be construed as a reference to the Aggregate amount of Facilities under this Amended and Restated Facility Letter; and 2.3.3 any reference to a Loan shall be construed as a reference to a loan under the General Banking Facilities or the principal amount outstanding for the time being of that loan. 3 CONDITIONS OF UTILISATION OF THE GENERAL BANKING FACILITY 3.1 The Borrower may not utilise the Facility unless Nedbank has notified the Borrower that it has received all of the following documents and other evidence in form and substance satisfactory to Nedbank (which notice shall be delivered by Nedbank to the Borrower promptly upon Nedbank being so satisfied): 3.1.1 a copy of this Amended and Restated Facility Letter signed by each Obligor 3.1.2 a copy of all authorising resolutions of each Obligor: 3.1.2.1 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is party; 3.1.2.2 authorising specified officials, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; 3.1.2.3 (to the extent applicable) authorising it, for all purposes required under section 45 of the Companies Act, to provide the financial assistance as a result of its entry into the Finance Documents to which it is a party; and 3.1.3 to the extent required by the Companies Act or other applicable law, a copy of a special resolution duly passed by the shareholders of each Obligor (as applicable), authorising the provision of financial assistance as required in terms of section 45 of the Companies Act. 3.1.4 Nedbank confirming that it is satisfied that the proposed transaction is not in conflict with, or contravenes, any Sanctions. 3.2 If all of the documents and other evidence listed in this clause 2, to the extent not waived by Nedbank in its sole and absolute discretion, are not delivered to Nedbank on Signature Date (or by such extended date as may be agreed in writing between the Parties), Nedbank may, from the date of any written notice to this effect, cancel the Facilities contemplated in this Facility Letter. Nedbank records that the documents and other evidence required under clause 3.1 were delivered to its satisfaction before the date of this Amended and Restated Facility Letter.

Page 5 4 INFORMATION UNDERTAKINGS In addition to the undertakings given in the General Provisions, the Borrower undertakes to furnish Nedbank with: 4.1 audited annual consolidated Financial Statements of the Borrower and the audited financial statements of each Guarantor, as soon as they become available, however, in any event within a period of 180 (one hundred and eighty) days after the end of each of its financial years. 4.2 its unaudited consolidated financial statements for that financial half year as soon as they become available, however, in any event within a period of 180 days after the end of each half of each of its financial years. 4.3 such documentation and other evidence as is reasonably requested by Nedbank for each Obligor (as applicable) in order for Nedbank, to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations. 4.4 any other information Nedbank may reasonably request from time to time. 5 DOMICILIUM CITANDI ET EXECUTANDI 5.1 The Parties choose the addresses set out opposite their names below as their domicilium citandi et executandi (whether in respect of notices, court processes or any other documents or communications of whatsoever nature) for all purposes of this Amended and Restated Facility Letter: 5.1.1 Nedbank Physical: 5th Floor, Block G, Nedbank 135 Rivonia Campus, 135 Rivonia Road, Sandown, 2196, South Africa; Email: RestrictedCorporateFax@nedbank.co.za; Attention: Head: CIB Credit Risk, 5.1.2 Borrower Physical: Constantia Office Park, Cnr 14th Avenue and Hendrik Potgieter Road, Cycad House, Building 17, Ground Floor, Weltevreden Park 1709; Email: Riaan.davel@drdgold.com; Attention: The Chief Financial Officer. 5.1.3 Any Party may, by written notice to the others, change (1) its domicilium to another address, not being a post office box or a poste restante, in South Africa and/or (2) the address, email, department or officer for whose attention any communication or document is to be made or delivered under or in connection with this Amended and Restated Facility Letter, provided that any such change shall only be effective on the 5th Business Day after deemed receipt of the notice by the others.

Page 6 5.2 Delivery 5.2.1 Any communication or document made or delivered by one person to another will: 5.2.1.1 if by way of email, be deemed to have been received when actually received in readable form by the person to whom it was addressed; 5.2.1.2 if delivered by hand, be deemed to have been received at the time of delivery; and 5.2.1.3 if by way of courier service, be deemed to have been received on the 7th Business Day following the date of such sending, provided that, if a particular department or officer was specified as part of its address details, such communication or document was addressed to that department or officer. 5.2.2 Any communication or document to be made or delivered to Nedbank will be effective only when actually received by Nedbank and then only if it is expressly marked for the attention of the relevant department or officer set out above (or any substitute department or officer as Nedbank may specify for this purpose). 6 EXPIRY AND ACCEPTANCE 6.1 The Offer contained in this Amended and Restated Facility Letter is open for acceptance until 8 August 2024. If the Offer is not accepted by the Borrower on or before such date, the Offer shall lapse and this Amended and Restated Facility Letter shall be of no force and effect and the terms of the original Facility Letter shall continue to be valid and binding on the Parties. If the Borrower signed this Amended and Restated Facility Letter after such date, the Borrower shall be deemed to have made Nedbank a counteroffer to enter into this Amended and Restated Facility Letter on the same terms and Nedbank may accept such offer at any time by signing this Amended and Restated Facility Letter and/or making the Facilities set out herein available for utilisation by the Borrower on the terms of this Amended and Restated Facility Letter. 6.2 We thank you for the opportunity to submit this Offer and trust that it meets your requirements. Should you require any further information or clarification, please contact Darryl Hardiman at darrylha@nedbank.co.za or 010 235 4660. If the terms of this Amended and Restated Facility Letter are acceptable to the Borrower, kindly have an authorised official of the Borrower sign this Amended and Restated Facility Letter and return it to Nedbank by not later than 8 August 2024, together with a resolution of the board of directors of the Borrower authorising the signing official to accept the Facilities on behalf of the Borrower.

Page 7 Yours faithfully /s/ M Murray M MURRAY CREDIT EXECUTIVE /s/ K Pillay K PILLAY SENIOR CREDIT MANAGER /s/ D Hardiman D HARDIMAN PRINCIPAL: TRANSACTIONAL SERVICES SALES Accepted at …….Roodepoort ......................... on this the …8th ............ day of …August .............................. 2024 /s/ Adriaan Jacobus Davel For and on behalf of: DRDGOLD LIMITED (who hereby warrants his authority) Name: _ Adriaan Jacobus Davel___ Capacity: Authorised signatory Accepted at ….Roodepoort ............................. on this the …8th ............ day of …August .............................. 2024 /s/ Mpho Mashatola For and on behalf of: DRDGOLD LIMITED (who hereby warrants his authority) Name: Mpho Mashatola Capacity: Authorised signatory

Page 8 Accepted at …Brakpan ................................... on this the …8th ............ day of …August .............................. 2024 /s/ Henry Nicolaas Gouws For and on behalf of: ERGO MINING PROPRIETARY LIMITED (who hereby warrants his authority) Name: Henry Nicolaas Gouws Capacity: Director___________ Accepted at …Carletonville ............................. on this the …8th ............ day of …August .............................. 2024 /s/ Henriette Hooijer For and on behalf of: FAR WEST GOLD RECOVERIES PROPRIETARY LIMITED (who hereby warrants his authority) Name: Henriette Hooijer Capacity: Director

Page 9 Schedule 1 General Provisions 1. DEFINITIONS AND INTERPRETATION In this Amended and Restated Facility Letter, terms defined in the Revolving Credit Facility Agreement have the same meaning in this Amended and Restated Facility Letter unless given a different meaning in this Amended and Restated Facility Letter and, unless clearly inconsistent with or otherwise indicated by the context: 1.1 The following expressions shall bear the meanings ascribed to them hereunder and cognate expressions shall have corresponding meanings 1.1.1 Applicable Laws means, including, but not limited to, the Companies Act, the Banks Act, Basel II (the Framework established for the International Convergence of Capital Measurement and Capital Standards) and Basel III (upon its implementation) and any amendments or any successor thereto, common or customary law, treaty or other legislative measure applicable to Nedbank and/or the Obligor and includes any present or future directive, regulation, guideline, practice, concession, request or requirement whether or not having the force of law, but, if not having the force of law, the compliance with which is customary. 1.1.2 Finance Document/s means the Amended and Restated Facility Letter, the Revolving Credit Facility Agreement and any other documents that are designated as such by the Parties (if any). 1.1.3 Financial Statements means the most recent financial statements of an Obligor, consolidated, if applicable and prepared in accordance with IFRS. 1.1.4 Group means the Borrower and its Subsidiaries. 1.1.5 IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements. 1.1.6 Nedbank means collectively Nedbank Limited (Registration Number 1951/000009/06). 1.1.7 Obligor means the Borrower(s) and each Guarantor. 1.1.8 Offer means the offer of banking facilities made by Nedbank to the Borrower in the Amended and Restated Facility Letter. 1.1.9 Parties means collectively the Obligors and Nedbank and Party shall, as the context requires, mean any one of them. 1.1.10 Prime Rate means the publicly quoted basic rate of interest (expressed as a nominal annual compounded monthly in arrears rate) levied by Nedbank from time to time on overdraft, calculated on a 365 (three hundred and sixty five) day year, irrespective of whether the

Page 10 applicable year is a leap year, and proved, prima facie, in the event of a dispute and in the absence of manifest error, by a certificate under the hand of any manager of Nedbank, whose appointment and authority need not be proved. 1.1.11 Signature Date means the date of signature of the Party last signing this Amended and Restated Facility Letter. 1.1.12 South Africa means the Republic of South Africa. 1.1.13 Subsidiary means a "subsidiary" as defined in the Companies Act and shall include any person who would, but for not being a "company" under the Companies Act, qualify as a ‘subsidiary’ as defined in the Companies Act. The provisions of clause 1.2 and 1.3 of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 2. PAYMENTS 2.1 Any payments to be made by the Borrower under this Amended and Restated Facility Letter shall be made no later than 12:00PM (Johannesburg time) on the due date and in such manner as Nedbank may notify the Borrower in writing from time to time. Any payment shall be made without (and free and clear of any deduction for) set-off or counterclaim. 2.2 All interest, charges, commission, costs and fees which are payable by the Borrower to Nedbank under this Amended and Restated Facility Letter shall be paid in ZAR and, unless paid directly by the Borrower, shall, at the election of Nedbank, be paid out of any current account of the Borrower held at Nedbank. The Borrower hereby authorises Nedbank to debit and deduct such interest, charges, commissions, costs and fees from such current account. 2.3 Nedbank shall be entitled to allocate all and any payments by the Borrower, after deduction of costs, to any indebtedness of the Borrower to Nedbank under this Amended and Restated Facility Letter or under the Revolving Credit Facility Agreement and the Borrower waives all and any rights that it may have to name the debt in respect of which such payment is made. 3. INTEREST 3.1 The amount owing by the Borrower in respect of each facility governed by this Amended and Restated Facility Letter shall bear interest at the rate agreed to between the Parties and such accrued interest shall be paid by the Borrower monthly in arrears or on the other dates and in such other manner agreed to between the Parties. 3.2 If the Borrower is in breach of any of its obligations including if there is any excess over any limit or sub-limit set out in the Amended and Restated Facility Letter, then Nedbank shall be entitled to charge the Penalty Interest Rate on the full amount that is in excess of any limit or sub-limit including the arrears amount, any excess and any excess fee, calculated from the date of the breach until the date when the breach has been remedied to the satisfaction of Nedbank.

Page 11 3.3 Any amounts owing to Nedbank under any foreign finance facility made available under this Amended and Restated Facility Letter which are not paid on the due date thereof or any excess over any foreign finance limit or sub-limit, as the case may be, shall bear interest at a rate that is 2% above the rate applicable to loans under such foreign finance facility, calculated from the due date thereof or the date on which any excess occurred, as the case may be, until the date of actual payment thereof by the Borrower to Nedbank. 4. TAX GROSS UPS The provisions of clauses 12 (Tax Gross-Up and Indemnities), of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 5. INCREASED COSTS The provisions of clause 13 (Increased Costs) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 6. OTHER INDEMNITIES The provisions of clause 14 (Other Indemnities) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 7. MITIGATION BY LENDERS The provisions of clause 15 (Mitigation by Lenders) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 8. GUARANTEE AND INDEMNITY The provisions of clause 17 (Guarantee and Indemnity) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 9. REPRESENTATIONS The provisions of clause 18 (Representations) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein

Page 12 and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the Commitment is in force. 10. INFORMATION UNDERTAKINGS With effect from: 10.1 the Signature Date of this Amended and Restated Facility Letter, the provisions of clause 19.3, 19.7 and 19.8 of clause 19 (Information Undertakings) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower; and 10.2 the Termination Date (as defined under the Revolving Credit Facility Agreement), the provisions of clause 19 (Information Undertakings) of the Revolving Credit Facility Agreement (save for Clauses 19.2, 19.10 – 19.12) are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 11. EVENTS OF DEFAULT 11.1 The provisions of clause 22 (Event of Default) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 11.2 Acceleration On and at any time after the occurrence of an Event of Default (as defined under the Revolving Credit Facility Agreement) Nedbank may, without prejudice to any other remedy, on written notice to the Borrower: 11.2.1 cancel the Facilities whereupon they shall immediately be cancelled; 11.2.2 refuse to advance any further amounts to the Borrower or suspend the availability of any Facility; 11.2.3 declare that all or part of the Facilities, together with accrued interest and all other amounts accrued or outstanding under the Facilities be immediately due and payable, whereupon they shall become immediately due and payable; 11.2.4 declare that all or part of the Facilities be payable on demand, whereupon they shall immediately become due and payable on demand by Nedbank; 11.2.5 declare that cash cover in respect of certain facilities, including but not limited to, Letters of Credit, Letters of Guarantee is immediately payable, whereupon that cash cover shall become immediately due and payable.

Page 13 11 SET OFF The provisions of clause 29 (Set-Off) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 12 PARTIAL INVALIDITY The provisions of clause 32 (Partial Invalidity) of the Revolving Credit Facility Agreement are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 13 CHANGE OF OBLIGORS The provisions of clause 23 (Change of Obligors) of the Revolving Credit Facility Agreement, together with Schedule 4 (Form of Accession Letter) and Schedule 5 (Form of Resignation Letter) under the Revolving Credit Facility Agreement, are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 14 CHANGE OF LENDER The provisions of clause 24 (Change of Lenders) of the Revolving Credit Facility Agreement, together with Schedule 8 (Form of Transfer Certificate) and Schedule 9 (Permitted Transferees) under the Revolving Credit Facility Agreement, are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 15 GENERAL UNDERTAKINGS The provisions of clause 21 of the Revolving Credit Facility Agreement (save for Clause 21.22, 21.23 and 21.25) are hereby incorporated, mutatis mutandis, in this Amended and Restated Facility Letter as if set out in full herein and shall apply for so long as any amount is outstanding under the Amended and Restated Facility Letter or the General Banking Facilities remain available to the Borrower. 16 REVOLVING CREDIT FACILITY The Obligors shall by no later than 31 July 2024, enter into a revolving credit facility for an amount no less than R1 000 000 000.00 (One Billion Rand) (which may be increased by up to R500 000 000.00 (Five Hundred Million Rand) pursuant to an accordion option), to be made available to the Borrower (as borrower) with the Guarantors (as original guarantors) and Nedbank (as lender) (Revolving Credit Facility). The Parties record that the Revolving Credit Facility was entered into on 31 July 2024

Page 14 17 CALCULATIONS AND CERTIFICATES 17.2 Accounts In any litigation or arbitration proceedings arising out of or in connection with the Amended and Restated Facility Letter, the entries made in the accounts maintained by Nedbank are prima facie proof of the matters to which they relate. 17.3 Certificates and Determinations Any certification or determination by Nedbank of a rate or amount under the Amended and Restated Facility Letter is, in the absence of manifest error, prima facie proof of the matters to which it relates. 17.4 Day count convention Any interest, commission or fee accruing under the Amended and Restated Facility Letter will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days (irrespective of whether the year in question is a leap year) or, in relation to loans advanced other than in ZAR, based on the day count convention applicable to the relevant currency. 18 ENFORCEMENT COSTS The Borrower shall, within 3 (three) Business Days of demand, pay to Nedbank the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgment) incurred by Nedbank in connection with the enforcement of, or the preservation of any rights under, any Finance Document. 19 MISCELLANEOUS 19.2 Applicable Law and Jurisdiction 19.2.7 This Amended and Restated Facility Letter shall be governed by and interpreted in accordance with the law of South Africa. 19.2.8 The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of The High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non- contractual obligation arising out of or in connection with this Agreement) (a Dispute). 19.2.9 The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. 19.3 Entire Agreement This Amended and Restated Facility Letter contains all the express provisions agreed on by the Parties with regard to the subject matter hereof and the Parties waive the right to rely on any alleged express provision not contained in this Amended and Restated Facility Letter.

Page 15 19.4 Variation and Cancellation No variation, addition to, amendment or cancellation of any term contained in this Amended and Restated Facility Letter, shall be effective unless reduced to writing and signed by or on behalf of the Parties.